Exhibit 10.5

OPERATING AGREEMENT

OF

GLOBAL VALUE LIGHTING, LLC

(the “Company”)

This OPERATING AGREEMENT OF GLOBAL VALUE LIGHTING, LLC (this “Agreement”) is entered into as of the 20th day of March, 2017, by and among LSG MLS JV HOLDINGS, INC., a Delaware corporation (“SPV”) and a subsidiary of LIGHTING SCIENCE GROUP CORPORATION (“LSG”), and MLS CO., LTD., a company organized under the laws of the People’s Republic of China (“MLS”), and solely for purposes of Sections 1.1(a), 3.1(a), 9.3(b), 13.12 and Article XI, LSG. All capitalized terms used in this Agreement shall have the meanings set forth in Article XII of this Agreement.

WHEREAS, MLS develops, produces and sells LED packaging and application products, and is one of the leading companies in the area of LED-based products for consumers in China;

WHEREAS, LSG designs, develops and markets advanced, environmentally sustainable and differentiated illumination solutions that use LEDs as their exclusive light source, with customers including retailers and original equipment manufacturers that sell LSG’s products on a co-branded or private label basis; and

WHEREAS, LSG has formed SPV which shall, together with MLS, form the Company, subject to the terms and conditions herein, to have the exclusive right to carry out the Business.

NOW, THEREFORE, in consideration of the agreements and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I
ORGANIZATIONAL MATTERS

1.1     Transactions at or prior to the Effective Date.

(a)     Conditions of MLS’s Performance. MLS’s obligations to consummate the transactions contemplated herein and make the initial capital contributions pursuant to Section 3.1(b) below are subject to the fulfillment of all of the following conditions on or prior to the Effective Date:

(i)     The representations and warranties as set forth in Exhibit A shall be true and correct in all respects with respect to each of LSG and SPV on and as of the Effective Date; and each of LSG and SPV shall have delivered to MLS a certificate of an authorized officer, dated the Effective Date, to such effect;

(ii)     The Company shall have offered each Key Employee “at-will” employment with the Company, to be effective as of the Effective Date, with such employment arrangements being set forth in offer letters reasonably acceptable to MLS (the “Offer Letters”); and not less than 75% of such Key Employees shall have executed and delivered to the Company such Offer Letter and a non-competition agreement, substantially in the form attached hereto as Exhibit B (the “Non-Competition Agreements”), with such Offer Letters and Non-Competition Agreements to be effective as of the Effective Date;

(iii)     SPV shall have issued a share of its preferred stock to MLS (“Golden Share”) pursuant to which MLS shall have a non-economic interest in SPV such that the Golden Share’s consent shall be required to (A) own any assets or carry out any business, other than holding the membership interests in the Company; (B) incur any debt or liability; (C) amend or modify SPV’s organizational documents; (D) Pledge any of its assets, including but not limited to its Membership Interest in the Company in any way; (E) cause SPV to take any action that would constitute an Event of Bankruptcy, an application for the appointment of a receiver for the assets or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other federal or state insolvency law, reasonably acceptable to MLS and its counsel;

(iv)     LSG shall have entered into any instrument, agreement, side letter and/or other arrangement, to the reasonable satisfaction of MLS and its counsel, with each of RW LSG Holdings LLC (“Riverwood”) and Affiliates of Pegasus Capital Advisors, L.P. (“Pegasus”) as the “Primary Investor” of the Series H Preferred Stock and Series I Preferred Stock, respectively, and together as the “Primary Investors” of the Series J Preferred Stock, to (A) agree that from March 28, 2017 through November 14, 2019, it will not to exercise its rights pursuant to the Amended and Restated Certificate of Designation of Series H Preferred Stock or the Amended and Restated Certificate of Designation of Series I Preferred Stock, as the case may be, to require the Company to redeem all or a portion of its shares of Series H Preferred Stock (in the case of Riverwood) or Series I Preferred Stock (in the case of Pegasus), and (B) waive the Company’s compliance with certain minimum thresholds related to the Company’s consolidated earnings before interest, taxes, depreciation and amortization (“Consolidated EBITDA”) for the fiscal years ending December 31, 2017 and December 31, 2018, and agreed to exercise such waiver upon determination of minimum Consolidated EBITDA for the applicable fiscal year;

(v)     Portman Limited and affiliates of Zouk Holdings Limited shall have delivered necessary instrument, to the reasonable satisfaction of the MLS and its counsel, in their capacities as holders of Series H Preferred Stock, to waive the Company’s compliance with the minimum Consolidated EBITDA thresholds for the fiscal years ending December 31, 2017 and December 31, 2018, and agreed to exercise such waiver upon determination of minimum Consolidated EBITDA for the applicable fiscal year;

(vi)     LSG shall have obtained any necessary consents or other instruments from all relevant third parties pursuant to the Loan Agreements, to the reasonable satisfaction of MLS and its counsel, pursuant to which (a) the assets or operation of SPV, including its Membership Interests in the Company, and the assets or operation of the Company shall not be subject to any liens, restrictions, or other encumbrance or to any security interest of any kind in connection with such Loan Agreements; and (b) the Company shall have a right of first offer with respect to all of the Licensed Patents and Licensed Trademarks as defined in the Licensing Agreement in the event of foreclosure, possession or disposition of any of such Licensed Patents and Licensed Trademarks;

(vii)     LSG shall have entered into the side letter substantially in the form attached hereto as Exhibit J addressing certain restrictions on the Transfer or Pledge of SPV’s Membership Interest in the Company;

(viii)     LSG and SPV shall have entered into the license agreement in substantially the form attached hereto as Exhibit C (the “Licensing Agreement”) and LSG shall have entered into the Transitional Service Agreement in substantially the form attached hereto as Exhibit D (the “Transitional Service Agreement”);

(ix)     LSG and SPV shall have delivered to MLS certified copies of the corporate resolutions of their respective Board of Directors or other governing body, as well as that of LSG, as the controlling stockholder of SPV, authorizing and approving the transactions contemplated hereunder, and the execution, delivery and performance of this Agreement and all other documents, instruments and agreements contemplated by this Agreement to be entered into by LSG or SPV;

(x)     LSG and SPV shall have obtained all consents and approvals from third parties necessary to consummate the transactions contemplated hereunder, and the execution, delivery and performance of this Agreement and all other documents, instruments and agreements contemplated by this Agreement by LSG and SPV including, but not limited to, the formation of SPV, the issuance of the Golden Share, SPV’s capital contribution pursuant to Section 3.1(a) below, and the Transaction Documents to which LSG or SPV is a party; and

(xi)     LSG and the Company shall have entered into the Asset Purchase Agreement in substantially the form attached hereto as Exhibit I (the “Asset Purchase Agreement”).

(b)     Conditions of LSG’s and SPV’s Performance. LSG’s and SPV’s obligations to consummate the transactions contemplated herein and for SPV to make the initial capital contribution pursuant to Section 3.1(a) below are subject to the fulfillment of all of the following conditions on or prior to the Effective Date:

(i)     The representations and warranties set forth in Exhibit A shall be true and correct in all respects with respect to MLS on and as of the Effective Date and MLS shall have delivered to SPV a certificate of an authorized officer, dated the Effective Date, to such effect;

(ii)     MLS shall have delivered to SPV certified copies of the corporate resolutions of its Board of Directors authorizing and approving the transactions contemplated hereunder, and the execution, delivery and performance of this Agreement and all other documents, instruments and agreements contemplated by this Agreement to be entered into by MLS;

(iii)     MLS shall have entered into the manufacturing agreement in substantially the form attached hereto as Exhibit E (the “Manufacturing Agreement”);

(iv)     MLS shall have obtained all consents and approvals from third parties necessary to consummate the transactions contemplated hereunder, and the execution, delivery and performance of this Agreement and all other documents, instruments and agreements contemplated by this Agreement by MLS, including, but not limited to the Transaction Documents to which MLS is a party;

(v)     MLS shall cause each of MLS’s Affiliates, Sunny World (Shaoxing) Green Lighting Co., Ltd. and Super Trend Lighting (Group) Ltd. (collectively, “Sunny World”) execute a Joinder Agreement to become a party to the Manufacturing Agreement assuming the rights and obligations under the Manufacturing Agreement in supplying the Company for the orders transferred to the Company pursuant to Section 1.1(a)(xi) above, and that as of the Effective Date, all private label-related product previously provided by Sunny World to LSG shall be provided instead to the Company pursuant to the terms of the Manufacturing Agreement;

(vi)     MLS shall have delivered to the Company a transition plan and timeline (including cost structure and product roadmap), reasonably satisfactory to the Company, with respect to all product to be provided by MLS to the Company pursuant to the initial Annual Business Plan other than such product identified in clause (v) of this Section 1.1(b); and

(vii)     MLS shall have entered into the Asset Purchase Agreement.

(c)     Other Conditions. The obligations of the Parties to consummate the transactions contemplated herein and make the initial capital contributions pursuant to Section 3.1 below are further subject to the fulfillment of all of the following conditions on or prior to the Effective Date:

(i)     Any registration, declaration or filing with, or consent, approval, license, permit or other authorization or order by, or exemption or other action of, any applicable Government Authority that was or is required in connection with the establishment and operation of the Company shall have been completed, made or obtained on or before the Effective Date, including, but not limited to, the registrations by MLS with NDRC, MOFCOM and SAFE, the expiration or termination of the waiting period provided by the HSR Act or PRC Antimonopoly Law if such filing is deemed required in the reasonable opinion of the respective counsels of the Parties;

(ii)     No action or proceedings shall have been instituted or threatened before any court, arbitral body or applicable Government Authority to restrain or prohibit or materially delay any of the transactions contemplated hereby;

(iii)     No Applicable Laws of any kind shall have been enacted, entered, promulgated or enforced by any applicable Government Authority which would prohibit or materially delay the consummation of the transactions contemplated by this Agreement or have the effect of making such transactions illegal;

(iv)     All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to the Parties, and the Parties shall have received copies of all such documents and other information as it may reasonably request in order to establish the consummation of such transactions and the taking of all necessary actions in connection therewith;

(v)     There shall not have occurred any Material Adverse Effect; and

(vi)     The Members shall have approved the initial Annual Business Plan of the Company, which will be attached hereto as Exhibit H and constitutes an integral part of this Agreement.

(d)     Good Faith Obligations. Each of the Parties shall act in good faith and use its commercially reasonable best efforts to satisfy each of the applicable conditions set forth in this Section 1.1 in as expedient a timeframe as is reasonably practicable.

1.2     Formation. Subject to the provisions of this Agreement, SPV and MLS hereby agree to form the Company as a limited liability company pursuant to the provisions of the Delaware Act. The Parties hereby enter into this Agreement in order to set forth the rights and obligations of the Members and certain related matters. Except as expressly provided and permitted herein to the contrary, the rights and obligations of the Members and the administration and termination of the Company shall be governed by the Delaware Act.

1.3     Name. The name of the Company shall be, and the business of the Company shall be conducted under the name of, Global Value Lighting LLC. The Company’s business may be conducted under any other name or names approved by the Board of Managers.

1.4     Certificate of Formation. SPV shall cause the Certificate to be filed with the Secretary of State of Delaware within three (3) Business Days of the Effective Date. SPV also shall cause to be filed at the Company’s expense such other certificates or documents (including, without limitation, copies, renewals, amendments or restatements of this Agreement) as may reasonably be determined by SPV to be necessary or appropriate for the formation or qualification and operation of a limited liability company in the State of Delaware and in any other state in which the Company may elect to do business.

1.5     Registered Office and Principal Office of Company; Addresses of Members.

(a)     The registered office of the Company in the State of Delaware shall be at 615 South Dupont Highway, Dover, Delaware, 19901, and the registered agent for service of process on the Company at such registered office shall be Capitol Services, Inc.

(b)     The initial principal office of the Company shall be at 1350 Division Road, Suite 204, West Warwick, Rhode Island 02893. The principal office of the Company may be changed to another location as may be approved by the Board of Managers.

(c)     The addresses of the Members as of the Effective Date are set forth in Section 13.1. The address of a Member may be changed in accordance with the requirements set forth in Section 13.1.

1.6     Term. The Company’s existence shall commence on the effective date of the initial filing of the Certificate and shall continue until the Company terminates pursuant to Article X. The Company shall not conduct business until the Certificate has been filed with the Secretary of State of Delaware.

1.7     Assumed Name Certificate. The Members shall execute and file any assumed or fictitious name certificate or certificates or any similar documents required by law to be filed in connection with the formation and operation of the Company.

1.8     Ownership. Each Member’s Membership Interest in the Company shall be personal property for all purposes. All property and interests in property, real or personal, owned by the Company shall be deemed owned by the Company as an entity, and no Member, individually, shall have any ownership of such property or interest except for its Membership Interest. Each of the Members irrevocably waives, during the term of the Company and during any period of its liquidation following any event requiring winding up, any right that it may have to maintain any action for partition with respect to any of the assets of the Company.

1.9     No Individual Authority. No Member, acting alone, shall have any authority to act for, or to undertake or assume, any obligation, debt, duty, or responsibility on behalf of any other Member or the Company except as otherwise expressly provided in this Agreement.

1.10     Title to Company Property. It is the desire and intention of the Members that legal title to all property of the Company shall be held and conveyed in the name of the Company.

1.11     Limits of Company. The relationship between and/or among the Members shall be limited to the carrying on of the business of the Company in accordance with the terms of this Agreement. Such relationship shall be construed and deemed to be a limited liability company for the sole and limited purpose of carrying on such business. Except as otherwise provided for or contemplated in this Agreement, nothing herein shall be construed to create a partnership or any other relationship between or among the Members or to authorize any Member to act as an agent for any other Member.

ARTICLE II
PURPOSE

2.1     Purposes and Scope.

(a)     The purposes of the Company are to:

(i)     operate the Business; and

(ii)     subject to Article XI of this Agreement and Section 3 of the Manufacturing Agreement, do any and all other acts or things which are reasonably necessary to carry on the Business of the Company as herein contemplated in clause (i) of this Section 2.1(a).

(b)     The Company shall not engage in any other business or activity not intended to implement the purposes contemplated in Section 2.1(a) without the prior approval from the Board of Managers.

(c)     Subject to Section 6.3, any or all of the activities described in Section 2.1(a) may be conducted directly by the Company or indirectly through a limited partnership, limited liability company, and/or other applicable entity formed by the Company to take any and all actions and/or to conduct any business that may be taken and/or conducted by the Company pursuant to this Agreement.

ARTICLE III
CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS

3.1     Capital Contributions on the Effective Date.

(a)     On the Effective Date, LSG shall cause SPV to contribute to the Company $5.1 million in cash.

(b)     On the Effective Date, MLS shall contribute to the Company $4.9 million in cash.

3.2     Capital Accounts.

(a)     The Company shall maintain for each Member a separate capital account in accordance with this Section 3.2 (each, a “Capital Account”). Each Capital Account shall be maintained in accordance with the following provisions:

(i)     such Capital Account shall be increased by the cash amount contributed by such Member to the Company pursuant to this Agreement, such Member’s allocable share of profits and any items in the nature of incomes or gains which are specially allocated to such Member pursuant to Article V; and

(ii)     such Capital Account shall be decreased by the cash amount distributed to such Member pursuant to Article V, and by such Member’s allocable share of losses and any items in the nature of expenses or losses which are specially allocated to such Member pursuant to Article V.

(b)     If any Member has a deficit balance in its Capital Account, such Member shall have no obligation to restore such negative balance or to make any Capital Contribution to the Company by reason thereof.

(c)     All profit and loss of the Company shall be allocated among the Members in a manner consistent with Section 704(b) of the Code and the Regulations promulgated thereunder as determined by the Board of Managers.

(d)     If all or a portion of any Membership Interest is Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Membership Interest.

(e)     The Members hereby agree that the Members’ Capital Accounts on the Effective Date and immediately after making their respective required Capital Contributions set forth in Section 3.1 are as follows: (A) SPV - $5.1 million; and (B) MLS - $4.9 million.

(f)     The provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with section 1.704-1(b)(2)(iv) of the Regulations and shall be interpreted and applied in a manner consistent with such Regulations. If the Board of Managers reasonably determines that it is prudent to modify the manner in which the Capital Accounts, or any increases or decreases to the Capital Accounts, are computed in order to comply with such Regulations, the Board of Managers may make such modifications, provided that it is not likely to have any adverse effect on the amounts distributable to any Person pursuant to Section 10.3(d)(ii) hereof upon the dissolution of the Company.

3.3     Return of Capital. No Member shall be entitled to the withdrawal or return of its Capital Contributions, except to the extent, if any, that distributions are made pursuant to Article V of this Agreement.

3.4     Additional Capital Contribution.

(a)     In the event that the Board of Managers determines to call for additional cash contributions in accordance with this Agreement, each Member may (in its sole discretion) contribute to the capital of the Company in cash only (an “Additional Capital Contribution”) its proportionate share, based on its Percentage Interest, of the aggregate amount of any additional cash contributions called for by the Board of Managers in accordance with this Agreement and the Annual Business Plan; provided, that each Member shall be required to make its Minimum Additional Capital Contribution if and to the extent called pursuant to Section 6.3 and Exhibit F (Reserved Matters).

(b)     Without limiting any Member’s rights under Section 9.2, upon the failure of a Member to make any Additional Capital Contribution required by Section 3.4(a) within one month (which may be extended subject to reasonable approval by the Board of Managers) after the call for Additional Capital Contribution issued by the Board of Managers, or upon written notice that a Member does not intend to make any Additional Capital Contribution (the portion thereof not contributed by such non-contributing Member being referred to herein as the “Deficiency”), the Board of Managers shall give written notice of such failure, including the amount of such Deficiency, to any other contributing Member(s). Each such contributing Member may, in its sole and absolute discretion, within five (5) Business Days or a reasonable period of time (taking into account of the applicable regulatory approvals required for such contribution) after receipt of such written notice, contribute all or any portion of such Deficiency to the capital of the Company (a “Deficiency Contribution”). To the extent that more than one contributing member wished to make a Deficiency Contribution, each such contributing Member shall be allocated their proportionate share of the Deficiency. In the event of any such Deficiency, the Percentage Interests of the Members shall be adjusted so that the non-contributing Member's Percentage Interest is reduced by an amount (expressed in terms of a percentage) equal to the quotient determined by dividing (i) the amount of such Deficiency by (ii) FMV (after giving effect to the Additional Capital Contribution and any Deficiency Contribution); and the aggregate Percentage Interests of the contributing Member(s) shall be increased by a like amount (and in proportion to the Deficiency Contribution made by each contributing Member).

(c)     Notwithstanding anything to the contrary contained in this Section 3.4, any Member (the “Accelerated Contribution Member”) may contribute the entire amount of any Additional Capital Contribution (and have its Membership Interest adjusted accordingly) without complying with the ten (10) Business Day period in the first sentence of Section 3.4(b) if the Company’s liquidity needs necessitate such funds on an expedited basis. In such case, each Member (other than the Accelerated Contribution Member) shall have the right to make its pro rata share of the Additional Capital Contribution by delivering an exercise notice within ten (10) Business Days after receipt of the capital call notice relating to the Additional Capital Contribution, in which case, the Accelerated Contribution Member shall be entitled to a return of capital distribution (and its Membership Percentage shall be adjusted) so that each Member’s aggregate Additional Capital Contribution and Membership Percentage is the same as if the Accelerated Contribution Member and the other Members made the Additional Capital Contribution on the same date.

3.5     Other Source of Funds. In the event that any Deficiency remains more than thirty (30) Business Days after the call for Additional Capital Contribution issued by the Board of Managers, or any and all contributing Members notify the Company in writing before the end of such 30-Business Day period that they do not intend to contribute, collectively, a sufficient amount to satisfy such Deficiency in its entirety, the Company may, at the Board of Managers’ discretion, from time to time, subject to Section 6.3:

(a)     amend this Agreement in all respects to reflect the issuance by the Company of additional Membership Interests to one or more third parties, on economic and non-economic terms not materially more favorable than those offered to the Members pursuant to Section 3.4(a) hereof; and upon the closing of any such issuance to a third party purchaser, the third party purchaser shall be admitted as a new Member of the Company in accordance with the provisions and requirements set forth in Section 4.1 hereof; and/or

(b)     borrow and re-borrow funds (for working capital purposes including ordinary course intercompany reimbursements) under terms and conditions determined by the Board of Managers, including without limitation, borrowing funds from Members and Affiliates thereof as well as institutional lenders; provided, however, that no Member shall be required to loan money to the Company.

ARTICLE IV

ISSUANCE OF NEW MEMBERSHIP INTERESTS

4.1     New Members. Additional Members may be admitted to the Company pursuant to such terms and conditions of this Agreement, including but not limited to Sections 3.5(a) or 4.2 or Article VIII. Upon the admission of any new Member to the Company pursuant to this Section 4.1, the Percentage Interests of the Members shall be adjusted pro rata to reflect the admission of such new Member. If an adjustment is made pursuant to this Section 4.1, the books and records of the Company shall be amended accordingly.

4.2     Profit Units.

(a)     The Board of Managers may (i.e., without the approval of any other Member) amend this Agreement in all respects to designate a separate class of units, in addition to the Membership Interests of the Members, which shall be treated as “profits interests” within the meaning of Revenue Procedures, and which shall be collectively referred herein as “Profit Units”. Furthermore, the Board of Managers, may, from time to time, implement an incentive plan pursuant to which the Board of Managers may issue Profit Units to certain employees and officers of the Company pursuant and subject to the terms and conditions of an employee incentive plan and unit award agreement to be entered into between each such Person and the Company.

(b)     Each Profit Unit to be issued shall be issued by the Company in connection with the performance of services by the recipient to or for the benefit of the Company and shall, except to the extent otherwise required by Applicable Law, be treated as a “profits interest” as defined in Revenue Procedures for United States federal income tax purposes. In accordance with this treatment, the Board of Managers shall designate a “Threshold Value” applicable to each Profit Unit to the extent necessary to cause such Profits Units to constitute a “profits interest” as provided in the immediately preceding sentence. The Board of Managers shall determine the Threshold Value and sharing ratio for each Profit Unit in accordance with this Agreement at the time of the issuance of such Profit Unit pursuant to the relevant unit award agreement.

(c)     Each additional Member receiving Profit Units pursuant to the Company’s incentive plan shall (i) agree in writing to be bound by the terms of this Agreement by becoming a party hereto, (ii) have delivered such additional documentation as the Board of Managers shall reasonably require to so admit such new Member to the Company, including a unit award agreement approved by the Board of Managers in the event of Profit Units to be issued.

ARTICLE V

ALLOCATION AND DISTRIBUTIONS

5.1     Allocation of Company Profits and Losses. The Company’s profits and losses for each Fiscal Year shall be allocated in proportion to the Members’ Percentage Interests.

5.2     Special Allocations.

(a)      If the Company ever has “partnership minimum gain” or “partner minimum gain” (as defined by Regulations Section 1.704-2), then the rules of such Regulations regarding allocation and chargebacks of such items shall apply.

(b)      All deductions, losses, and Code Section 705(a)(2)(B) expenditures of the Company, as the case may be, that are treated under Regulations Section 1.704-2(b) as attributable to “partner nonrecourse debt” of the Company shall be allocated to the Members bearing the risk of loss with respect to such liabilities in accordance with such Regulations.

(c)      If any Member unexpectedly receives an adjustment, allocation, or distribution described in Regulations Section1.704-1(b)(2)(ii)(d)(4), (5) or (6) which creates or increases a deficit in such Member's Capital Account in excess of such Member’s share of partnership minimum gain and partner minimum gain (as determined under Regulations Section 1.704-2), if any, such Member shall be allocated items of book income and gain in an amount and manner sufficient to eliminate or to reduce, as quickly as possible, such deficit. For purposes of this Section 5.2(c), Capital Accounts shall be adjusted hypothetically as provided for in Regulations Section 1.704-(b)(2)(ii)(d). The Members intend that the provision set forth in this Section 5.2(c) shall constitute a “qualified income offset” as described in such section of the Regulations and this Section 5.2(c) shall be interpreted consistent with such intention.

5.3     Time of Allocations. The profit, loss and other items of the Company for each Fiscal Year shall be allocated to the Members’ Capital Accounts at the end of such fiscal year in accordance with the provisions of Sections 5.1 and 5.2.

5.4     Distributions of Available Cash. The Company shall determine, no less frequently than quarterly, if there is any Available Cash. Subject to Section 6.3, if the Company reasonably determines that Available Cash exists, then the Company may, from time-to-time, distribute such Available Cash to the Members in the manner set forth below:

(a)     first, to each Member to the extent such Member has Undistributed Capital, in proportion to each such Member’s Undistributed Capital, in an amount up to the Undistributed Capital of each such Member; and

(b)     second, to the Members and any holders of Profit Units in proportion to their Percentage Interests; provided, however, that the holder of a Profit Unit shall not be entitled to receive any distributions pursuant to this Section 5.4(b) with respect to such Profits Unit until such time as the cumulative distributions to the Members under Section 5.4(a) and Section 5.4(b) (excluding any distribution made in respect of a Profits Unit) exceeds the Threshold Value with respect to such Profits Unit.

5.5     Tax Distributions. Notwithstanding Section 5.4 above, as soon as reasonably practicable after the end of each calendar quarter, the Board of Managers shall determine the Tax Allowance Amount for every Member in respect of such quarter. Upon such determination, the Company shall distribute each Member’s Tax Allowance Amount to such Member. All such distributions shall have priority over any distributions pursuant to Section 5.4 above. Amounts distributed pursuant to this Section 5.5 shall be treated as distributions of Available Cash for all purposes of this Agreement and shall be offset against and reduce subsequent distributions of Available Cash made pursuant to Section 5.4.

5.6     Withholding.

(a)     Each Member hereby authorizes the Company to withhold from, or pay on behalf of or with respect to, such Member any amount of federal, state, local, or foreign taxes that the Company determines it is required to withhold or pay with respect to any amount distributable or allocable to such Member pursuant to this Agreement, including, without limitation, any taxes required to be withheld or paid by the Company pursuant to sections 1441, 1442, 1445, or 1446 of the Code.

(b)     To the extent that the Company has incurred any costs, expenses or fees in maintaining any of the Licensed Patents or Licensed Trademarks (each, as defined in the Licensing Agreement), or any costs, expenses, claims, demands, causes of action, damages and judgments arising from any breach of LSG’s obligations under the Licensing Agreement, Asset Purchase Agreement or Transitional Service Agreement, in each case, to the extent unpaid by LSG and guaranteed by SPV, SPV hereby authorizes the Company to withhold from, on behalf of or with respect to SPV any amount distributable or allocable to SPV pursuant to this Agreement to indemnify the Company and hold it harmless from such costs, expenses, claims, demands, causes of action, damages or judgments.

(c)     To the extent that the Company has incurred any costs, expenses, claims, demands, causes of action, damages and judgments arising from any breach of MLS’s obligations under the Manufacturing Agreement, in each case, to the extent unpaid by MLS, MLS hereby authorizes the Company to withhold from, on behalf of or with respect to MLS any amount distributable or allocable to MLS pursuant to this Agreement to indemnify the Company and hold it harmless from such costs, expenses, claims, demands, causes of action, damages or judgments.

(d)     Any amount paid or withheld on behalf of or with respect to a Member shall constitute an advance by the Company to such Member against and satisfied from any Available Cash that would, but for such amount paid on behalf of or with respect to such Member, be distributed to the Member.

ARTICLE VI
MANAGEMENT OF THE COMPANY

6.1     Board of Managers. Except for any matters for which the approval of the Members is required by this Agreement or by nonwaivable provisions of Applicable Law, (i) the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Board of Managers; and (ii) the Board of Managers may make all decisions and take all actions for the Company. Notwithstanding the preceding sentence, the Board of Managers may not cause the Company to do any of the following without the unanimous consent of all then current Members (excluding any Member if all of its Membership Interests have been Transferred or Pledged pursuant to Article VIII of this Agreement or its management rights have been terminated pursuant to Section 9.1):

(a)     amend the Certificate (except for (i) as provided in Section 1.5(b) to effectuate a change in the principal place of business of the Company, (ii) to change the name of the Company; or (iii) amendments described in Section 18-202(b) of the Delaware Act);

(b)     amend this Agreement (except for (i) as provided in Section 1.5(b) or (c) to effectuate a change in the principal place of business of the Company or the addresses of Members, (ii) to change the name of the Company, or (iii) to implement certain incentive plans for officers and employees of the Company and designate Profit Units pursuant to Section 4.2); or

(c)     admitting new Member(s) (except for the admission of new Members pursuant to Section 4.2).

6.2     Appointment of Managers. Subject to Article IX, the Board of Managers shall consist of five (5) individual persons, with the members of the Board of Managers (the “Managers”) to be determined as follows:

(a)     Three (3) Managers shall be appointed by, and shall serve unless removed by SPV; and

(b)     Two (2) Managers shall be appointed by, and shall serve unless removed by MLS.

6.3     Quorum and Reserved Matters. Actions of the Board of Managers shall be valid only if made (i) at a meeting held in person or by conference telephone upon at least three (3) Business Days’ prior notice (by telephone, courier or electronic mail confirmed by courier), at which at least four (4) Managers (including any temporary alternate for a Manager who is reasonably acceptable to a majority of the remaining Managers) then in office are present (a “Supermajority Quorum”) and a majority of those Managers present at the meeting approve the Board action; or (ii) by a written consent signed by at least four (4) Managers (or all the Managers then in office if the total number of Managers then in office is less than four (4)). Notwithstanding the foregoing, in the event that a meeting duly called pursuant to this Section 6.3 is adjourned for the failure to obtain a Supermajority Quorum, those who attend the subsequent convening of such meeting, although less than a quorum, shall nevertheless constitute the Supermajority Quorum if such meeting is scheduled on or after the later of (x) seven (7) calendar days and (y) three (3) Business Days after the first adjourned meeting as long as a majority of all the Managers then in office are present. The Board of Managers shall not have the right or the power to make any commitment or engage in any undertaking on behalf of the Company in respect of a Reserved Matter unless or until the same has been approved by each Manager then in office.

6.4     Removal and Resignation. The appointing Member who appointed any Manager under Section 6.2 above has the power to remove and replace that Manager, without the consent of the other Members. Any Manager may resign at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the remaining Managers.

6.5     Extent of Manager’s Obligations. Each Manager shall devote such time and attention to the activities of the Company as are reasonably necessary and appropriate to carry out the Manager’s duties hereunder. It is expressly acknowledged and understood that the Managers may also devote time to the affairs of other entities and to other business activities.

6.6     Reimbursements. The Managers shall receive no other compensation for their services as Managers to the Company apart from being reimbursed for direct, out of pocket reasonable third-party costs and expenses that any such Manager makes or incurs for or on behalf of the Company pursuant to the terms of this Agreement.

6.7     Annual Business Plan. No later than thirty (30) calendar days prior to the end of the then current Fiscal Year (except for the 2017 Annual Business Plan, a copy of which is attached hereto as Exhibit H), the CEO and CFO of the Company shall prepare (or cause to be prepared) and shall deliver to the Board of Managers for review and comment the Annual Business Plan (including an annual operating budget) for the next Fiscal Year, which shall be approved in accordance with Section 6.3 and Exhibit F (Reserved Matters). The Annual Business Plan shall be updated on a quarterly basis and such updates to the Annual Business Plan shall not require consent of the Board of Managers, except as set forth in Exhibit F (Reserved Matters).

6.8     Officer Appointment and Implementation. The Board of Managers may designate one or more individuals (who may or may not be Managers) to serve as officers of the Company or remove such officers at its discretion. The Company shall have such officers as the Board of Managers may from time to time determine, which officers shall initially include, among others, a Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Secretary, and Treasurer. The Chief Executive Officer shall, subject to the limitations contained herein, the availability of operating revenues and other cash flow and any other matters outside of the reasonable control of the Chief Executive Officer, implement the then applicable Annual Business Plan with reasonable guidance from the Board of Managers, from time to time. The Chief Executive Officer shall advise and inform the Board of Managers, on no less than a quarterly basis, of any transactions or events directly relating to the management and operation of the Company that is likely to materially affect, either adversely or favorably, such operation of the Company or cause a material deviation from the Annual Business Plan.

6.9      Performance Evaluation. For each Fiscal Year, the Board of Managers shall establish the key performance indicators established in good faith for such period based on the Annual Business Plan (collectively, the “KPI”). In the event that the Company fails to meet one or more of the KPIs in any particular Fiscal Year, then MLS and SPV shall work diligently to address such failure by taking the following measures including, without limitation, the following:

(a)	convene a meeting between the senior officers of MLS and LSG to determine the cause of the Company’s failure to meet the KPIs;

(b)	cause the Chief Executive Officer or Chief Financial Officer to produce a remedial plan to be approved by MLS and SPV for implementation; and

(c)

in the event that the officers of the Company fail to implement the remedial plan in a timely manner, cause the Board of Managers to replace any or all of the officers appointed by the Board of Managers pursuant to Section 6.8.

6.10     Company Funds. The funds of the Company shall be deposited in such account or accounts in the name of the Company as are approved by the Board of Managers. No Member shall commingle its own funds with the funds of the Company, and the Company’s bank accounts shall be kept and maintained separately from the Members’ bank accounts. All withdrawals from or charges against such accounts shall be made by the authorized officers of the Company. Funds of the Company may be invested as determined by the Board of Managers in accordance with the terms and provisions of this Agreement.

6.11     Indemnification of Managers. To the maximum extent permitted by Applicable Law, no Manager shall be liable for, and the Company shall indemnify and hold harmless each of the Manager from and against all liabilities and claims (including reasonable attorneys’ fees and expenses in defending against any claimant seeking to impose any such liabilities and claims) against such Manager, as follows:

(a)     (i)     In any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative or investigative, to which a Manager was or is a party or is threatened to be made a party by reason of any act or omission performed or omitted by such Manager pursuant to the authority granted by this Agreement, the Company shall indemnify such Manager against attorneys’ fees, judgments, fines, penalties, including excise and similar taxes, settlements, and reasonable expenses actually incurred by such Manager in connection with the defense and/or settlement of such action, suit, or proceeding, if such Manager acted in good faith, within such Person’s scope of authority, without gross negligence or willful misconduct, and in a manner that at least did not oppose the best interests of the Company, and in the case of the exercise of authority by the Manager under the Delaware Act or this Agreement, other than service for another enterprise, in a manner reasonably believed by such Manager to be in the interests of the Company, and with respect to any criminal action or proceeding, the Manager did not have reasonable cause to believe that its or his or her conduct was unlawful.

(ii)     In no event, however, shall indemnification ever be made in relation to a proceeding in which the Manager has been found liable for fraud or a criminal act or for grossly negligent, willful or intentional misconduct in the Manager’s performance of its duty to the Company. The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that a Manager did not act in good faith and in a manner reasonably believed by such Manager to be in the best interests of the Company or not opposed to the Company’s best interests.

(b)     If a claim or assertion of liability is made or asserted by a third party against a Manager, which, if prevailed upon by any such third party, would result in such Manager being entitled to indemnification pursuant to this Section 6.11, the Manager will forthwith give to the Company written notice of the claims or assertion of liability and request the Company to defend the same. Failure to so notify the Company will not relieve the Company of any liability which the Company might have to the Manager except to the extent that such failure actually prejudices the Company’s position. The Company will have the obligation to defend against such claims or assertion (if the Manager is entitled to indemnification pursuant to this Section 6.11), and the Company will give written notice to the Manager of acceptance of the defense of such claim and the name of the counsel selected by the Company to defend such claim. The Manager will be entitled to participate with the Company in such defense and also will be entitled at its option (and at its own expense) to employ separate counsel for such defense. In the event the Company does not accept the defense of the claim or in the event that the Company or its counsel fails to use reasonable care in maintaining such defense, the Manager will have the right to employ its or his or her own counsel for such defense at the expense of the Company (unless the Manager is not entitled indemnification under this Section 6.11). The Company and the Manager will cooperate with each other in the defense of any such action and the relevant records of each will be made available to the other with respect to such defense.

(c)     No Manager will be entitled to indemnification under this Section 6.11 if it has entered into any settlement or compromise of any claim giving rise to any indemnifiable loss without the written consent of the Company. If a bona fide settlement offer is made with respect to a claim and the Company desires to accept such offer, the Company will give written notice to the Manager to that effect (the “Settlement Notice”). If the Manager fails to consent to the settlement offer within twenty (20) calendar days after receipt of the Settlement Notice, then the Manager will be deemed to have rejected such settlement offer and will be responsible for continuing the defense of such claim and, in such event, the maximum liability of the Company as to such claim will not exceed the amount of such settlement offer plus any and all reasonable costs and expenses paid or incurred by the Manager up to the date of the Settlement Notice and which are otherwise the responsibility of the Company pursuant to this Section 6.11.

(d)     Any indemnification permitted under this Section 6.11 shall be made only out of the assets of the Company and no Member shall be obligated to contribute to the capital of, or loan funds to, the Company to enable the Company to provide such indemnification.

(e)     In no event may a Manager subject a Member to personal liability by reason of the indemnification provisions of this Agreement. In addition, none of the Members shall have any direct or indirect duties (including any and all fiduciary duties) to the Company or any other Members with respect to any transaction otherwise permitted in accordance with the terms of this Agreement or with respect to any action taken by the Company, and the Members may fully rely on the express provisions of this Agreement in performing their duties as Members.

(f)     The provisions of this Section 6.11 are for the benefit of the Managers and the heirs, successors, assigns, administrators, and personal representatives of the Managers and shall not be deemed to create any rights for the benefit of any other Persons.

6.12     Insurance. The Board of Managers, on behalf of the Company and at the Company’s cost and expense, shall, during the entire term hereof, obtain, maintain, and keep in full force and effect, such insurance coverage as the Board of Managers deems advisable on behalf of all of the Managers.

ARTICLE VII

BOOKS, RECORDS, ACCOUNTING AND REPORTS, AND TAX MATTERS

7.1     Records and Accounting. The Company shall keep or cause to be kept appropriate books and records with respect to the Company’s Business (including without limitation, any books, records, statements, or information required to be maintained by the Company under the Delaware Act), which shall at all times be kept at the principal office of the Company or such other office as the Board of Managers may designate for such purposes. Any books and records maintained by the Company in the regular course of its business may be kept on any information storage device, provided that the books and records so kept are convertible into clearly legible written form within a reasonable period of time. The books of the Company shall be maintained for financial reporting purposes under generally accepted accounting principles.

7.2     Fiscal Year. The Fiscal Year of the Company shall be the calendar year for tax and accounting purposes.

7.3     Reports.

(a)     The Company shall prepare and deliver to each Member, within 120 calendar days following the end of each Fiscal Year, the audited annual financial statements of the Company, which shall include balance sheet, income statement, and an annual statement of cash flow of the Company for such Fiscal Year, which annual financial statements shall include an opinion thereon by the Company’s independent auditors.

(b)     The Company shall prepare and deliver to each Member, within 45 calendar days following the end of each calendar quarter, the unaudited quarterly financial statements of the Company, which shall include a balance sheet, income statement, and a quarterly statement of cash flow of the Company for such calendar quarter.

(c)     The Company shall have no obligation to prepare any reports or deliver any notices pursuant to any Loan Agreement unless LSG has provided a written advance notice of any reports or notices that may be required and reimburse the Company for any costs associated with the preparation of such reports.

7.4     Right to Inspect. Each Member shall have the right (at such Member’s expense), during regular business hours and after prior written notice to the Board of Managers, to, or cause its authorized representatives to, inspect, review, make copies of, and audit all documents relating to the Business of the Company. Furthermore, each Member shall have the right (at such Member’s expense) during regular business hours and upon reasonable prior notice to interview the Company’s officers, staffs or customers to ensure the compliance with this Agreement and other Transaction Documents; provided that any information obtained by the Members through exercise of rights granted under this Section 7.4 shall, to the extent constituting Confidential Information hereunder, be subject to the confidentiality provisions set forth in Section 13.12.

7.5     Tax Matters.

(a)     SPV shall be the “tax matters partner” and “partnership representative” for federal income tax purposes pursuant to the Code with respect to each applicable taxable year of the Company (and any comparable positions with respect to any state or local income taxes). SPV shall have all the authority granted by the Code and the Regulations to the “tax matters partner” and/or “partnership representative.”

(b)     All reasonable expenses incurred by SPV while acting in the capacity of tax matters partner shall be paid or reimbursed by the Company. SPV agrees to consult with each other Member in good faith with respect to any written notice of any inquiries, claims, assessments, audits, controversies or similar events received from any taxing authority, and SPV will not settle or otherwise compromise any tax issue with respect to the Company without the prior written consent of each Member, which consent shall not be unreasonably withheld or delayed.

(c)     The Board of Managers shall cause the Company’s independent certified public accountants to prepare, at the Company’s expense, all tax returns and shall, on behalf of the Company, cause all such tax returns to be filed with any applicable taxing authorities.

ARTICLE VIII
TRANSFERS AND PLEDGES OF Membership INTERESTS

8.1     Pledge and Transfer Restrictions. Except as provided in Section 8.2, the Membership Interests of any Member may not be Transferred or Pledged without the unanimous written consent of all Members. Any Transfer, Pledge, or purported Transfer or Pledge of any Membership Interest not made in accordance with this Article VIII shall be null and void. An alleged transferee who has not complied with Article VIII shall have no right to require any information or account of the Company’s transactions or to inspect the Company’s books. In such event, the Company shall be entitled to treat the alleged transferor of a Membership Interest as the absolute owner thereof in all respects, and shall incur no liability to any alleged transferee for distributions to the Member owning such Membership Interest of record or for allocations of profits, losses, and other items of income, gain, losses, deductions or credits or for transmittal of reports and notices required to be given to holders of Membership Interests.

8.2     Transfer of Interests of Members. Notwithstanding any other provision set forth in this Article VIII:

(a)     any Member may Transfer all of its Membership Interest in the Company to another Member, to a Permitted Transferee or pursuant to Article IX below with the prior written consent of the other Members, such consent not to be unreasonably withheld, conditioned or delayed after the transferring Member has provided the documents related to the Permitted Transferee as reasonably requested by the other Member and an explanation of the reasons for such Transfer; and

(b)     any Member may Transfer all of its Membership Interest to any other Person if such Member first obtains the unanimous written approval of all other Members.

8.3     Admission as a Member.

(a)     Subject to the other provisions of this Article VIII, a Permitted Transferee of a Membership Interest shall be admitted as a Member only after satisfaction of the conditions set forth in subparagraphs (i) through (iv):

(i)     the transferee accepts and agrees to be bound by the terms and provisions of this Agreement;

(ii)     a counterpart of this Agreement and such other documents or instruments as the Board of Managers may reasonably require is executed by the transferee to evidence such acceptance and agreement;

(iii)     the transferee pays or reimburses the Company for all reasonable legal fees, filing, and publication costs incurred by the Company in connection with the admission of the transferee as a Member; and

(iv)     the transferee provides the Company with evidence satisfactory to counsel for the Company of the authority of such transferee to become a Member under the terms and provisions of this Agreement and a certificate executed by such transferee or its duly authorized officer confirming that all the representations and warranties set forth in Exhibit A are true and correct as to such transferee as of the date of the admission of the transferee as a new Member.

(b)     The Board of Managers shall make all official filings and publications as promptly as practicable after the satisfaction by the transferee of the conditions contained in Section 8.3(a) to the admission of such Transferee as a Member.

8.4     Distributions and Allocations in Respect of Transferred Membership Interests. If any Membership Interest is Transferred or adjusted during any Fiscal Year in compliance with the provisions of this Article VIII, profits, losses, and all other items attributable to the Transferred or adjusted Membership Interest for such period shall be divided and allocated between the affected Persons by taking into account their varying interests during the period in accordance with Code section 706(d), using any conventions permitted by law and selected by the Board of Managers.

ARTICLE IX
TERMINATION OF MEMBERSHIP RIGHTS; BUY-BACK; PUT OPTION

9.1     Termination of Management Rights. In the event that (a) either SPV or LSG fails to observe any material term, covenant, or agreement to be performed or observed by it under any of the Transaction Documents and fails to cure such breach within ninety (90) calendar days following notice thereof from MLS (it being understood that the occurrence of the event described in this clause (a) will constitute a Material Default by SPV); (b) MLS fails to observe any material term, covenant or agreement to be performed or observed by it under any of the Transaction Documents and fails to cure such breach within ninety (90) calendar days; (c) Sunny World or any other Affiliate of MLS that signs a joinder to the Manufacturing Agreement fails to observe any material term, covenant or agreement to be performed or observed by it under the Manufacturing Agreement and fails to cure such breach within ninety (90) calendar days following notice thereof from the Company (it being understood that the occurrence of the event described in this clause (c) will constitute a Material Default by MLS); or (d) with respect to any Member or LSG, there is an Event of Bankruptcy (any such event described in clauses (a), (b), (c) or (d) of this Section 9.1, a “Material Default”), the following shall occur automatically in respect of the defaulting Member without any further action by any Member or the Company: (i) all rights (including the right to approve a Reserved Matter or other matter set forth in Section 6.1, but not including (A) any right to receive Available Cash pursuant to Article V of this Agreement, and (B) any right to receive any consideration for the purchase of any Membership Interests of such defaulting Member pursuant to Section 9.2 or 9.3 below) of the defaulting Party (but not its obligations) under this Agreement or any Transaction Documents shall automatically terminate, and (ii) the Managers appointed by the defaulting Member shall be removed automatically and such defaulting Member shall no longer have the right to appoint Managers. Notwithstanding anything to the contrary herein, following such removal, (i) the presence of a Manager appointed by the defaulting Member shall not be required to constitute a quorum or Supermajority Quorum of the Board of Managers, and (ii) the affirmative approval or written consent of Managers appointed by the defaulting Member shall not be required in respect of any Reserved Matters specified in this Agreement or matters set forth in Section 6.1. In addition, the termination of the defaulting Member’s rights under this Section 9.1 shall be without prejudice to the rights of other Members under this Agreement.

9.2          Membership Interest Buy-Back.

(a)     In the event of a Material Default or a failure by either Member to fund all or any portion of its Minimum Additional Capital Contribution when due, the Board of Managers may (in its sole discretion) give written notice (a “Buy-Back Notice”) to the defaulting Member (together with a copy to the other Members) within thirty (30) calendar days after the date of such Material Default or failure to fund requiring the defaulting Member to sell all (but not less than all) of its Membership Interests in the Company as in the manner set forth herein. Immediately following the delivery of a Buy-Back Notice, the Board of Managers shall initiate the process for determination of FMV, which for purposes of this Section 9.2 shall be determined after giving effect to all damages, costs, expenses and liabilities arising out of or relating to the breach or breaches that triggered such Material Default or the failure to fund all or any portion of the Minimum Additional Capital Contribution, as applicable.

(b)     Following the determination of the FMV of such Membership Interests, the Company shall have the right to obtain necessary financing and buy back the Membership Interests from the defaulting Member at the FMV in respect of such Membership Interests, and shall have fifteen (15) calendar days following the determination of the FMV in which to notify the defaulting Member of its intention to buy-back or to not buy-back such Membership Interests. If the Company fails to deliver a written notice electing to buy-back the defaulting Member’s Membership Interests within such fifteen (15) day period, the Company shall be deemed to have elected not to buy back the Membership Interests as of the end of such 15-day period and the defaulting Member shall retain such Membership Interests subject to the provisions of Section 9.1.

(c)     The completion of the buy back by the Company of the defaulting Member’s Membership Interests pursuant to Section 9.2 and the simultaneous payment of the FMV purchase price in respect of such Membership Interests by the Company (the “Buy-Back”) shall occur no later than thirty (30) calendar days after the date of delivery of the written notice by the Company to the defaulting Member electing such buy back pursuant to Section 9.2(b); subject to any reasonable delays due to any applicable regulatory approval process and withholding or offsetting of any damages, costs, expenses, actual or contingent liabilities owed by the defaulting Member to the Company to the extent not included in the calculation of FMV; provided that the amount of any such withholding or offsetting shall be determined by a mutually agreed arbitrator in connection with the determination of FMV pursuant to Exhibit G; provided, further, that if the amount of such withholding or offsetting exceeds the amount of such damages, costs, expenses or actual or contingent liabilities as actually accrued, the Company shall promptly reimburse the defaulting Member for such excess.

9.3.      Put Transaction; IPO.

(a)     Starting from the 36-month anniversary of the Effective Date (the “Put Commencement Date”), SPV (the “Putting Member”) can elect to put all, but not less than all, of its Membership Interests to the Company by delivering written notice (the “Put Notice”) to the Company within 10 Business Days after the Put Commencement Date and thereafter, within 10 Business Days after the last day of each 12-month period (with concurrent notice to the non-Putting Members) at a price equal to the Putting Member’s pro rata share of the FMV of the Company to be determined in accordance with Schedule G to this Agreement (the “Put Price”). After the Members have determined the Put Price, the non-Putting Members shall either acquire directly or cause the Company or its other Affiliates to acquire all of the Membership Interests of the Putting Member at the Put Price (the “Put Transaction”). The consummation of the Put Transaction and the payment of the Put Price shall occur no later than thirty (30) calendar days after the determination of the Put Price; subject to any reasonable delays due to any applicable regulatory approval process and withholding or offsetting of any damages, costs, expenses, actual or contingent liabilities owed by the Putting Member to the Company to the extent not included in the calculation of the Put Price; provided that the amount of any such withholding or offsetting shall be determined by a mutually agreed arbitrators in connection with the determination of FMV pursuant to Exhibit G; provided, further, that if the amount of such withholding or offsetting exceeds the amount of such damages, costs, expenses or actual or contingent liabilities as actually finally determined or accrued, the Company shall promptly reimburse the Putting Member for such excess.

(b)     In connection with the Put Transaction or the Buy-Back contemplated in Section 9.2 or 9.3, SPV and LSG shall agree (i) that the Licensing Agreement shall continue for a period of ten years following the date of consummation of the Put Transaction and (ii) notwithstanding anything to the contrary herein, the provisions of Section 11.1(a) (Non-Competition) and Section 11.3 (Non-Solicitation) as they apply to the selling Member shall continue in effect for a period of two years following the date of consummation of the Put Transaction or Buy-Back.

(c)     The Members may mutually agree at any time to undertake an initial public offering (the “IPO”) of the Company, in which the Members shall have the equal rights of participation. Without limiting the authority of either Member elects otherwise, the Members may, subject to applicable tax and accounting considerations, agree to convert the Company into a corporation in order to facilitate the IPO. Upon incorporation, the total outstanding shares of common stock of the corporation shall be distributed among the Members in proportion to their respective Membership Interests on the date of incorporation. The Members shall work diligently and shall cooperate in good faith to consummate any IPO that is undertaken by the Company as promptly as practicable.

ARTICLE X
DISSOLUTION

10.1     Events Requiring Dissolution.

(a)     Except as set forth in this Agreement, no Member shall have the right to terminate this Agreement, to resign or withdraw from the Company, or to wind up the Company by its express will or by withdrawal or resignation without, in each case, the consent of the other Members.

(b)     The Company shall be dissolved upon the first to occur of any of the following events (each such event is referred to as a “Winding Up Event”):

(i)     the sale or other disposition by the Company of all or substantially all of the Company’s assets and the collection by the Company and distribution to the Members of all proceeds of such sale;

(ii)     an election to wind up the Company is unanimously approved by all the Members; or

(iii)     any other event that, under the Delaware Act, would cause the winding up of the Company regardless of an agreement of the Members to the contrary (it being recognized that a winding up event set forth in the Delaware Act that can be altered or eliminated by an agreement of the Members shall be deemed to be so altered or eliminated and not included in this Section 10.1(b)).

(c)     Notwithstanding anything to the contrary in the Delaware Act, a Member shall not cease to be a Member of the Company if such Member or its Affiliates suffers an Event of Bankruptcy, unless the Company is liquidated and dissolved pursuant to Section 10.1(b).

10.2     Continuation of the Company. Notwithstanding anything to the contrary contained herein, in the event of a Material Default of a Member, if there remains at least one Member that has not suffered the occurrence of such an event, the non-defaulting Member shall have the option to elect to carry on the Business of the Company or purchase (directly or through the Company) the Membership Interests of the defaulting Member pursuant to Article IX, in its sole discretion. If the non-defaulting Member has made an election to continue the Company, then:

(a)     the Company shall be deemed to be reconstituted and shall continue until the end of the term for which it is formed unless earlier dissolved in accordance with this Article X; and

(b)     all other Members shall take all steps, if any, required to amend or restate this Agreement and the Certificate to the extent necessary.

10.3     Liquidation.

(a)     Upon winding up of the Company, unless an election to continue the Company is made pursuant to Section 10.2, SPV shall serve as the liquidator (the “Liquidator”) of the Company, unless SPV has been liquidated or dissolved, in which case a Liquidator shall be selected by the Members holding 100% of the Membership Interests (excluding for these purposes any Membership Interest held by the Member and its Affiliates that caused the Winding Up Event).

(b)     Upon dissolution, removal, or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers, and duties of the original Liquidator) shall within thirty (30) calendar days thereafter be approved by the Members holding 100% of the Membership Interests (excluding for these purposes any Membership Interest held by the Member and its Affiliates that caused the Winding Up Event). The right to appoint a successor or substitute Liquidator in the manner provided herein shall be recurring and continuing for so long as the functions and services of the Liquidator are authorized to continue under the provisions hereof, and every reference herein to the Liquidator will be deemed to refer also to any such successor or substitute Liquidator appointed in the manner herein provided.

(c)     Except as expressly provided in this Article X, the Liquidator appointed in the manner provided herein shall have and may exercise all of the powers conferred upon the Board of Managers under the terms of this Agreement to the extent necessary or desirable in the good faith judgment of the Liquidator to carry out the duties and functions of the Liquidator hereunder for and during such period of time as shall be reasonably required in the good faith judgment of the Liquidator to complete the winding up and liquidation of the Company as provided for herein.

(d)     The Liquidator shall liquidate the assets of the Company, and, after making all allocations and distributions otherwise required by this Agreement, shall apply and distribute the net proceeds of such liquidation in the following order of priority, unless otherwise required by mandatory provisions of Applicable Law:

(i)     to the creditors of the Company, including Members, in the order of priority provided by Applicable Law; and

(ii)     to the Members in the same manner and order of priority as provided for distributions under Article V hereof; provided, however, that the Liquidator may place in escrow a reserve of cash or other assets of the Company for contingent liabilities in an amount reasonably determined by the Liquidator to be appropriate for such purposes.

10.4     Reserves. After all of the assets of the Company have been distributed, the Company shall terminate. If at any time thereafter any funds in any cash reserve fund referred to in Section 10.3(d)(ii) are released because the need for such cash reserve fund has ended, such funds shall be distributed to the Members in the same manner as if such distribution had been made pursuant to Section 10.3(d).

10.5     Disposition of Documents and Records. All documents and records of the Company, including, without limitation, all financial records, vouchers, canceled checks, and bank statements, shall be delivered to the Liquidator upon termination of the Company. The Liquidator shall retain such documents and records for a period of not less than seven (7) years and shall make such documents and records available during normal business hours to any other Member for inspection and copying at such other Member’s cost and expense.

10.6     Cancellation of Certificate. Upon the completion of the distribution of Company property as provided in Sections 10.3 through 10.5, the Company shall be terminated, and the Liquidator (or the other Members if necessary) shall cause the cancellation of the Certificate in the State of Delaware, and shall take such other actions as may be necessary to terminate the Company.

10.7     Return of Capital. No Member shall be personally liable for the return of the Capital Contributions of any other Member or any portion thereof, it being expressly understood that any such return shall be made solely from Company assets.

ARTICLE XI

NON-COMPETITION AND NON-SOLICITATION

11.1     Non-competition.

(a)     No Party, nor any of its Affiliates, shall engage in any business or enterprise (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 1% of the outstanding stock of a public company) that directly or indirectly competes with the Company’s Business, which, for purposes of this Section 11.1, excludes the business of developing, manufacturing, having developed, or having manufactured LED products, or marketing, selling or distributing any LED products or services solely on a non-private label basis (a “Competitive Business”).

(b)     Section 11.1(a) shall have no application to:

(i)     MLS’s LEDvance business; provided, however, that after the closing of the acquisition of the LEDvance business by MLS, MLS shall provide to the Company a list of LEDvance’s current private label customers to the extent that such disclosure would be permitted under the HSR Act in the reasonable opinion of the Company’s external legal counsel, and both SPV and MLS shall work together to resolve any issues caused by LEDvance in a mutually satisfactory manner; or

(ii)     any of MLS’s customers or distributors engaging in a Competitive Business so long as such activity occurs without MLS’s knowledge after reasonable inquiry within the MLS organization in the ordinary course of business; it being agreed that MLS’s knowledge means the actual knowledge of MLS’s executive officers.

11.2     [Reserved]

11.3     Non-solicitation. With respect to any Member, for so long as such Member remains a Member of the Company and during the Restricted Period thereafter, neither such Member, nor any of its Affiliates (including LEDvance) shall solicit any then current customer, agent, distributor or employee of the Company, or any of that foregoing that has been a customer, agent, distributor or employee of the Company at any point during the six months prior to the commencement of the Restricted Period; provided, that this Section 11.3 shall not apply to any solicitation of employees through general advertising efforts not directed at the Company or any solicitation of customers for non-private label business or any business outside of the Territory. For purposes of this Section 11.3, “Restricted Period” shall mean, with respect to a Member, the period commencing on the date on which such Member ceases to be a Member and ending on the earlier of (a) one (1) year after such Member ceases to be a Member and (b) the dissolution of the Company; provided that, if such Member ceases to be a Member in connection with, or the Company is dissolved in connection with a Material Default pursuant to Section 9.1 of this Agreement by such Member, the Restricted Period shall be for a period commencing on the date on which such defaulting Member ceases to be a Member and ending on date that is two (2) years thereafter.

11.4     Equitable Relief. If any Member, or any of its Affiliates, breaches, or threatens to breach, any of the provisions of this Article XI or Section 13.12, in addition to any other rights the Company may have, including a claim for damages, the Company shall have the right to have the provisions of this Article XI or Section 13.12 specifically enforced, and the breaching Person’s breach or threatened breach enjoined, by any court of competent jurisdiction, without presentment of a bond (such requirement being expressly waived by each Member), it being agreed that any breach or threatened breach of this Agreement would cause irreparable harm to the Company in that money damages would not provide an adequate remedy.

11.5     Transactions with Affiliates. Other than as contemplated by any of the Transaction Documents, the Company shall be entitled to employ or retain, or enter into a transaction or contract with a Member or an officer, employee or Affiliate of any Member, only after the Board of Managers has approved such transaction or contract subject to Section 6.3. Other than with respect to fees or other payment provided for, contemplated, or permitted in any Transaction Document, the compensation and other terms and conditions of any such arrangement with any Member or any officer, employee or Affiliate of any Member shall be no less favorable to the Company than those that could reasonably be obtained at the time from an unrelated party providing comparable goods or services.

11.6     Referring of New Opportunities. Each Party shall, and shall cause its Affiliates to use its reasonable best efforts to cause any New Opportunities arising from time to time, within the Territory, in which such Party or any of its Affiliates is offered the chance to participate, to be exclusively offered to Company. The Party required to refer any such New Opportunity to the Company shall serve a written notice to the Company, with a copy to all other Parties, which shall include, or offer to provide reasonable access to, in so far as possible, such information, documents, records and management as is reasonably necessary for the Company to make an informed assessment of the New Opportunity. Regardless of whether the Company determines to pursue any such New Opportunity, no Party or any of its Affiliates may pursue such New Opportunity without the unanimous approval of the Board of Managers.

ARTICLE XII

DEFINITIONS

As used in this Agreement, the following capitalized terms shall have the meanings provided as follows:

“AAA” means American Arbitration Association.

“Accelerated Contribution Member” has the meaning set forth in Section 3.4(c).

“Additional Capital Contribution” has the meaning set forth in Section 3.4(a).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly Controls, is Controlled by, or is under common Control with, such Person. For purposes of this Agreement, (i) LSG shall be deemed to be an Affiliate of SPV; (iii) each of LSG, SPV and MLS shall be deemed to be an Affiliate of the Company; (iii) neither LSG or SPV shall be deemed to be an Affiliate of MLS or vice versa and (iv) neither Pegasus nor any fund, pooled investment vehicle or other Person managed or controlled, directly or directly, by Pegasus or its Affiliates (including any portfolio company of any such Person) shall be considered an Affiliate of LSG or SPV unless Pegasus actually provides confidential information regarding the Company, SPV or LSG to such Person; it being understood that the mere fact that an employee of Pegasus who serves on the board of directors of LSG, SPV or the Company also serves on the board of directors (or similar body) of such Person shall not result in the conclusion that such person is an Affiliate of LSG or SPV.

“Agreement” means this Operating Agreement of the Company, as it may be further amended, supplemented, or restated from time to time.

“Annual Business Plan” means a plan of the Company’s operations, management, financial and other business matters presented and approved by the Board of Managers on the first quarterly meeting of each Fiscal Year, which Annual Business Plan shall include (i) the business operations plan detailing the Company’s goals and procedures for personnel, technical, financial, and administrative activities, and (ii) the annual budget for such Fiscal Year, including, anticipated products, anticipated distribution channels, anticipated revenues, expenses and capital expenditures and the underlying assumptions with respect to such revenues, expenses, capital expenditures, and definition of market and anticipated market growth rates.

“Applicable Law” means any applicable statute, law, regulation, ordinance, rule, determination, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license, requirement, or any similar form of decision of, or any provision or condition of any permit, license or other operating authorization, including the rules of any applicable stock exchange or national market system, issued by any Governmental Authority having or asserting jurisdiction over any of the Parties, any Member, the Company, any of the transactions contemplated by this Agreement or by any Transaction Document, or any other matter that may be relevant to any of the foregoing, .

“Available Cash” of the Company means, for any calendar quarter (commencing from the first calendar quarter of Fiscal Year 2019), the positive amount, if any, equal to cumulative retained earnings plus cumulative depreciation and amortization expense plus cumulative non-cash compensation expense minus a reserve amount (which cannot be a negative number) which will equal the excess, if any, of total accounts payable (regardless of whether or not such payment is due) over (i) accounts receivable plus (ii) inventory.

“Board of Managers” means the group of Managers that exercises the powers, and manages the business and affairs, of the Company pursuant to Article VI of this Agreement.

“Business” means the Company’s marketing, sale and distribution of private label LED lighting products and services to retail and commercial customers throughout the Territory.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States or the People’s Republic of China shall not be regarded as a Business Day.

“Buy-Back” has the meaning set forth in Section 9.2(c).

“Buy-Back Notice” has the meaning set forth in Section 9.2(a).

“Capital Account” has the meaning set forth in Section 3.2.

“Capital Contribution” means, with respect to any Member, the amount of money contributed to the Company with respect to the Membership Interest in the Company held by such Member, reduced by the amount of any liabilities of the Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

“Certificate” means the Certificate of Formation filed with the Secretary of State of the State of Delaware pursuant to Section 1.4, as such Certificate may be amended or restated from time to time.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. All references herein to the Code shall include any corresponding provision or provisions of succeeding law.

“Company” means Global Value Lighting LLC, a Delaware limited liability company established by the filing of the Certificate with the Secretary of State of Delaware.

“Competitive Business” has the meaning set forth in Section 11.1(a).

“Consolidated EBITDA” has the meaning set forth in Section 1.1(a)(iv).

“Control” or any derivation thereof, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

“Deficiency” has the meaning set forth in Section 3.4(b).

“Deficiency Contribution” has the meaning set forth in Section 3.4(b).

“Delaware Act” means the Delaware Limited Liability Company Act, Title 6 Chapter 18 of the Delaware Corporation Laws, as it may be amended from time to time, and any successor to such Delaware Act.

“Effective Date” shall mean the date set forth in the Closing Certificate.

“Event of Bankruptcy” means, with respect to any Party or the Company, any of the following acts or events:

(a)     making an assignment for the benefit of creditors;

(b)     filing a voluntary petition of bankruptcy under any other federal or state insolvency law;

(c)     becoming the subject of an order by a court of competent jurisdiction for relief or being declared insolvent or bankrupt in any federal or state bankruptcy or insolvency proceeding;

(d)     filing a petition or answer seeking a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law or regulation;

(e)     filing an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in a proceeding of the type described in parts (a) through (d) of this definition;

(f)     seeking, consenting to, or acquiescing in the appointment of a trustee, receiver, or liquidator of all or any substantial part of its properties; or

(g)     the expiration of 90 days after the date of the commencement of a proceeding against such Party or the Company seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation if the proceeding has been contested by such Party or the Company within a reasonable period of time following commencement thereof but has not been previously dismissed, or the expiration of 90 days after the date of the appointment, without such Party’s or the Company’s consent or acquiescence and having been contested by such Party or the Company within a reasonable period of time following the commencement thereof, of a trustee, receiver, or liquidator of such Party or the Company or of all or any substantial part of such Party’s or the Company’s properties, if the appointment has not previously been vacated or stayed but has been contested by such Party or the Company within a reasonable period of time following the commencement thereof, or the expiration of 90 days after the date of expiration of a stay, if the appointment has not been previously vacated.

“Fiscal Year” means the 12-month period ending December 31st of each year; provided, that the initial Fiscal Year shall be the period beginning on the Effective Date and ending on December 31, 2017, and the last Fiscal Year shall be the period beginning on January 1st of the calendar year in which the final liquidation and termination of the Company is completed and ending on the date such final liquidation and termination is completed (to the extent any computation or other provision hereof provides for an action to be taken on a Fiscal Year basis, an appropriate proration or other adjustment shall be made in respect of the initial and final Fiscal Years to reflect that such periods are less than full calendar year periods).

“FMV” means the fair market value of the Membership Interests determined in the manner set forth in Exhibit G.

“Golden Share” has the meaning set forth in Section 1.1(a)(iii).

“Government Authority” means any supra-national, national, regional, state, provincial or local government, court, governmental agency, authority, board, bureau, instrumentality or regulatory body having jurisdiction over the respective entity.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations of the Federal Trade Commission thereunder.

“Initial Appraisal Period” has the meaning set forth in Exhibit G.

“Initial Valuation Period” has the meaning set forth in Exhibit G.

“IPO” has the meaning set forth in Section 9.3(f).

“Key Employees” mean certain employees of LSG reasonably identified by LSG to be employed by the Company for its Business, as approved by MLS after interviews of the proposed employees of the Company (LSG shall use reasonable efforts to arrange such interviews).

“KPI” has the meaning set forth in Section 6.9.

“Licensing Agreement” has the meaning set forth in Section 1.1(a).

“Liquidator” has the meaning set forth in Section 10.3(a).

“Loan Agreements” mean all promissory notes, credit agreements, loan agreements, environmental agreements, guaranties, security agreements, mortgages, deeds of trust, security deeds, collateral mortgages, and all other instruments, agreements and documents, whether now existing or hereafter arising, executed in connection with the indebtedness of SPV and LSG, including but not limited to (i) Loan and Security Agreement, dated as of November 22, 2010, by and among LSG, Biological Illumination, LLC, LSGC, LLC and Wells Fargo Bank, N.A., in its capacity as issuing bank and agent, as amended from time to time, (ii) Second Lien Letter of Credit, Loan and Security Agreement, dated as of September 20, 2011, by and among LSG, Biological Illumination, LLC, LSGC, LLC and Ares Capital Corporation, in its capacity as agent and a lender thereunder, as amended from time to time, (iii) Term Loan Agreement, dated February 19, 2014, by and between LSG, the lenders party thereto and Medley Capital Corporation, in its capacity as agent, as amended from time to time and (iv) Loan and Security Agreement, dated April 25, 2014, by and between LSG, Biological Illumination, LLC, FCC, LLC, d/b/a First Capital, in its capacity as agent, and various financial institutions, as amended from time to time.

“LSG” means Lighting Science Group Corporation, a Delaware corporation, and its permitted successors and assigns.

“Manager” has the meaning set forth in Section 6.2.

“Manufacturing Agreement” has the meaning set forth in Section 1.1(b)(iii).

“Material Adverse Effect” means a material adverse effect on the financial condition, business, assets or results of operations of the Company, excluding any effect resulting from (i) changes in US or Chinese GAAP or changes in any accounting requirements applicable to any industry in which the Company operates, (ii) changes in the financial, banking or securities markets, (iii) any change in the share price of LSG (OTC: LSCG) or MLS or any deregistration thereof under any applicable securities laws, (iv) changes in the general economic or political conditions in the Territory or in China, except to the extent having a disproportionate effect on the Company compared to other companies in the industry in which the Company operates; (v) changes (including changes of Applicable Law) or conditions generally affecting the industry in which the Company operates, (vi) acts or war, sabotage, terrorism or natural disasters in the Territory or in China, except to the extent having a disproportionate effect on the Company compared to other companies in the industry in which the Company operates, (vii) the announcement or consummation of the transactions contemplated by this Agreement or any other Transaction Document, (viii) any action that is required to be taken pursuant to this Agreement or any other Transaction Document, or (ix) any other change that is generally applicable to the industries or markets in which the Company operates, except to the extent having a disproportionate effect on the Company compared to other companies in the industry in which the Company operates; provided that for purposes of the foregoing exception, any material economic or political conditions, tariff increase, trade war, changes (including changes of Applicable Law), acts of war, sabotage, terrorism or natural disasters related to the China, in each case, that has a material adverse effect on the Company shall be deemed to disproportionately effect on the Company compared to other companies in the industry to the extent not all such companies exclusively conduct their manufacturing operations related to the business in China.

“Material Default” has the meaning set forth in Section 9.1.

“Member” or “Members” means SPV, MLS, and any other Person that is admitted as a Member of the Company in accordance with this Agreement on and after the Effective Date and whose admission has been reflected on the books and records of the Company.

“Membership Interest” means the interest of a Member in the Company, including, without limitation, such Member’s right: (a) to a distributive share of the profits, losses, and other items of income, gain, loss, deduction and credit of the Company; (b) to a distributive share of the assets of the Company; (c) to vote on those matters described in the Agreement; and (d) to participate in the management and operation of the Company as provided in this Agreement.

“Minimum Additional Capital Contribution” has the meaning set forth in Exhibit F.

“MLS” means MLS Co., Ltd., a company organized under the laws of the People’s Republic of China, and its permitted successors and assigns.

“MOFCOM” means the Ministry of Commerce or its applicable local counterparts of the People’s Republic of China.

“New Opportunity” means any business opportunity offered to any Member or its Affiliates, including LSG, as the case may be, after the date of this Agreement which specifically relates to the Business.

“NDRC” means National Development & Reform Commission or its applicable local counterparts of the People’s Republic of China.

“Negotiation Period” has the meaning set forth in Exhibit G.

“Non-Competition Agreement” has the meaning set forth in Section 1.1(a)(ii).

“Offer Letter” has the meaning set forth in Section 1.1(a)(ii).

“Party” or “Parties” means each and any of SPV, LSG and MLS.

“Pegasus” means Pegasus Capital Advisors, L.P.

“Percentage Interest” means the percentage interest of a Member in certain allocations of profits, losses, and other items of income, gain, loss, or deduction and in certain distributions of cash and/or property. The initial Percentage Interest of each Member is set forth below:

Member	Percentage Interest
SPV	51.0%
MLS	49.0%
Total:	100.0%

The Percentage Interest of a Member may be adjusted pursuant to Section 3.4 and the Percentage Interest of a Member that Transfers part or all of its Membership Interest may be adjusted as a result of such Transfer pursuant to Articles VIII or IX. After such adjustment, the Percentage Interest of such Member, as adjusted, shall constitute such Member’s Percentage Interest for all purposes under this Agreement. An additional class of Profit Units may be designated pursuant to the terms of this Agreement; and the Percentage Interest of each new Member receiving such Profit Units shall be calculated based on the percentage interest of such Member within the total outstanding Profit Units.

“Permitted Transferee” means (i) with respect to MLS, any Affiliate of MLS and (ii) with respect to SPV, any fund, pooled investment vehicle or other Person managed by Pegasus or its Affiliates (excluding LSG and its Affiliates).

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, trust, estate, unincorporated organization, association, or other entity.

“Pledge” or any derivation thereof, means as the context may require, a pledge, encumbrance, lien, mortgage, hypothecation, or similar disposition (other than a Transfer) with respect to the applicable property in connection with the granting of a lien or security interest to secure an obligation of pledgor or an Affiliate of pledgor.

“PRC Antimonopoly Law” means the Antimonopoly Laws of the People’s Republic of China, and various regulations and rules promulgated by the China State Council and various ministerial level government departments that are relevant for the implementation and enforcement of the Antimonopoly Laws.

“Profit Units” has the meaning set forth in Section 4.2(a).

“Put Commencement Date” has the meaning set forth in Section 9.3(a).

“Put Notice” has the meaning set forth in Section 9.3(a).

“Put Price” has the meaning set forth in Section 9.3(a).

“Put Transaction” has the meaning set forth in Section 9.3(a).

“Putting Member” has the meaning set forth in Section 9.3(a).

“Regulations” means the Treasury Regulations promulgated under the Code, as amended and in effect (including corresponding provisions of any succeeding regulations).

“Reserved Matters” shall have the meaning set forth in Exhibit F.

“Restricted Period” has the meaning set forth in Section 11.3.

“Revenue Procedures” means under Revenue Procedure 93-27, I.R.B. 1993-24 (June 9, 1993) and Revenue Procedure 2001-43, I.R.B. 2001-34 (August 2, 2001).

“Riverwood” means RW LSG Holdings LLC.

“SAFE” means the State Administration of Foreign Exchange or its applicable local counterparts of the People’s Republic of China.

“Securities Act” means Securities Act of 1933, as amended, and the rules and regulations of the US Securities and Exchange Commission thereunder.

“Settlement Notice” has the meaning set forth in Section 6.11(c).

“SPV” means LSG MLS Holdings Inc., a Delaware corporation.

“Sunny World” has the meaning set forth in Section 1.1(b)(v).

“Supermajority Quorum” has the meaning set forth in Section 6.3.

“Tax Allowance Amount” means, with respect to any Member, for each taxable period ending after the date hereof with respect to which the Company is a partnership for U.S. federal income tax purposes and to the extent the Company does not pay the income tax attributable to a Member’s ownership in the Company directly, the Company shall make distributions to each Member, in an amount equal to the product of (a) the portion of the Company’s “taxable income” allocable to such Member for such period (as shown on the Member’s schedule K-1 issued by the Company, or if the schedule K-1 is not available, determined as if the Company were a corporation for U.S. federal income tax purposes for such period, which shall be offset, in each case, by the Company’s losses incurred in prior tax periods to the extent such losses are allowed to be reduce such Member’s allocated income) and (b) 40%; provided that, for the avoidance of doubt, the Company “taxable income” for any period shall be computed by including any increases to taxable income as a result of any tax examination, audit or other adjustment.

“Territory” means South America and North America.

“Threshold Value” shall mean, with respect to any Profit Unit in a class of Profit Units, an amount not less than the FMV on the issue date of such Profits Unit as reasonably determined by the Board of Managers.

“Transaction Documents” means this Agreement, the Manufacturing Agreement, the Licensing Agreement, the Transitional Service Agreement, the Asset Purchase Agreement and such other documents, instruments and agreements as are reasonably necessary in order to give effect to the purpose of this Agreement, including, but not limited to, the documents and agreements delivered pursuant to Section 1.1 of this Agreement.

“Transitional Service Agreement” has the meaning set forth in Section 1.1(a).

“Transfer,” or any derivation thereof, means, as the context may require, a direct or indirect sale, assignment, transfer, merger, consolidation, exchange, or other disposition in one step or a series of related steps (other than a Pledge) of the applicable property, rights, equity interests, shares, stock, membership interests or assets (including without limitation, the granting of options or rights with respect to such property), by operation of law or otherwise.

“Undistributed Capital” means, with respect to a Member, the amount in a special recordkeeping account maintained by the Company for such Member, equal to: (a) the Capital Contributions made by such Member pursuant to Article III, reduced by (b) the aggregate amount distributed to such Member pursuant to Section 5.4.

“US GAAP” means United States generally accepted accounting principles, in effect from time to time, consistently applied.

“Winding Up Event” has the meaning set forth in Section 10.1(b).

ARTICLE XIII

GENERAL PROVISIONS

13.1     Notices. Any notice, demand, request or written communication which may be given by any Party upon any other Parties under this Agreement shall be given by e-mail followed by an overnight delivery by an internationally reputable overnight courier service, addressed to such Party at the address provided by such Party for such purposes. Notices shall be effective three (3) Business Days after the date deposited with an internationally reputable overnight courier. For purposes of this Section 13.1, the notice address for each of SPV, LSG and MLS shall be as follows:

               SPV:                                        LSG MSL JV Holdings, Inc.

Attn: Ed Bednarcik

1350 Division Road, Suite 204

West Warwick, Rhode Island 02893

Email: ebednarcik@lsgc.com

               LSG:                                        Lighting Science Group Corporation

Attn: Chief Executive Officer

1350 Division Road, Suite 204

West Warwick, Rhode Island 02893

Email: ebednarcik@lsgc.com

with a copy to:

Haynes and Boone, LLP

Attn: Ryan Cox, Esq.

2323 Victory Avenue, Suite 700

Dallas, Texas 75219

Email: ryan.cox@haynesboone.com

               MLS:           MLS Co., Ltd.

Attn: Lawrence Lin

No.1 MLS Road

Xiaolan Town, Zhongshan

528415, China

Email: lawrence@zsmls.com

with a copy to:

Magstone Law Firm

Attn: Ning Zhang, Esq.

4633 Old Ironsides Drive, Suite 106

Santa Clara, CA 95054

Email: nzhang@magstonelaw.com

13.2     Entire Agreement. This Agreement and the other Transaction Documents constitute the complete and exclusive statement of the agreement among the Parties. In the event of conflict between this Agreement and other Transaction Documents, this Agreement shall govern. The Transaction Documents, as a whole, supersedes all prior negotiations, understandings and agreements of the Parties, written or oral, with respect to the subject matter hereof.

13.3     Further Assurances. Each of the Parties agrees to perform any further acts and execute, acknowledge and deliver any documents or instruments that may be reasonably necessary or appropriate to carry out the provisions of this Agreement and to satisfy the conditions to the obligations of the Parties hereunder.

13.4     Titles and Captions. All article and section titles and captions in this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, references to “Articles” and “Sections” are to Articles and Sections of this Agreement.

13.5     Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Members and their heirs, executors, administrators, successors, legal representatives, and permitted assigns.

13.6     Integration. This Agreement constitutes the entire agreement among the Parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

13.7     APPLICABLE LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW OF ANY JURISDICTION, EXCEPT AS OTHERWISE SET FORTH IN SECTION 13.8(g).

13.8     Dispute Resolution.

(a)      Any controversy, claim or dispute arising out of relating to this Agreement, including any dispute regarding its validity, or the interpretation, making, breach or termination thereof, shall (except as set forth Exhibit G with respect to the determination of FMV) be finally settled by binding arbitration in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association (“AAA”). The place of arbitration shall be Wilmington, Delaware and the proceedings shall be conducted in English.

(b)     The arbitration shall be conducted by a single arbitrator chosen by the mutual agreement of SPV and MLS. Alternatively, at the request of either party before the commencement of the arbitration, the arbitration shall be conducted by three independent arbitrators, none of whom shall have any competitive interests with SPV, MLS or the Company. If either party requests three-member arbitration, SPV and MLS shall each select one arbitrator. In the event a party fails to nominate an arbitrator within this time period, upon request of either party, such arbitrator shall instead be appointed by the AAA within thirty days after receiving such request. The two arbitrators so selected shall select a third arbitrator within thirty days after their appointment. If the first two appointed arbitrators fail to nominate a third arbitrator within this time period, upon the request of either SPV or MLS, the third arbitrator shall be appointed by the AAA within thirty (30) days after receiving such request. The third arbitrator shall serve as chair of the arbitral tribunal.

(c)      The award rendered by the arbitrator(s) shall be final and binding on the Parties. Judgment upon the award rendered may be entered in any court of competent jurisdiction.

(d)     The arbitrator(s) shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a dispute, including the power to require a party to submit to depositions, interrogatories and other discovery.

(e)     By agreeing to arbitration, the Parties do not intend to deprive any court of competent jurisdiction of its ability to issue any form of provision remedy, including a preliminary injunction or attachment in aid of the arbitration, or order any interim or conservatory measure. A request for such provision remedy or interim or conservatory measure by a Party to a court shall not be deemed a waiver of this agreement to arbitrate.

(f)     The substantially non-prevailing party in the dispute, as determined by the arbitrator, shall be responsible for all fees, costs and expenses of the arbitrators. To the extent any such fees, costs or expenses are due and payable before such a determination by the arbitrator, the parties to the dispute will each bear 50% of such fees, costs or expenses, subject to an appropriate adjustment in accordance with the previous sentence after the arbitrator renders its final decision.

(g)     Notwithstanding anything to the contrary herein, the arbitration provisions set forth herein, and any arbitration conducted thereunder, shall be governed exclusively by the Federal Arbitration Act, Title 9 United States Code, to the exclusion of any state or municipal law of arbitration.

13.9     Invalidity of Provisions. If any provision of this Agreement is declared or found to be illegal, unenforceable or void, in whole or in part, then the Parties shall be relieved of all obligations arising under such provision, but only to extent that it is illegal, unenforceable, or void, it being the intent and agreement of the Parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent or, if that is not possible, by substituting therefor another provision that is legal and enforceable and achieves the same objectives.

13.10     No Waiver. No consent or waiver, express or implied, by any Party to or of any breach or default by any other Party in the performance of obligations under this Agreement shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Party. Failure on the part of any Party to complain of any act or failure to act by any other Party or to declare any other Party in default, irrespective of how long such failure continues, shall not constitute a waiver by any Party of its rights under this Agreement.

13.11     Attorneys’ Fees. The prevailing Party in any arbitration or other legal proceeding regarding this Agreement shall be entitled to recover from the other Party all reasonable attorneys’ fees and costs incurred in connection with such proceeding.

13.12     Confidentiality; Non-Disparagement.

(c)     The Parties acknowledge and agree that the Company is a private company. No Party shall disclose the terms of this Agreement to any other Person without first obtaining the consent of the other Parties unless such disclosure is required under the Applicable Law, and if such disclosure is required, in which event, the disclosing Party shall provide the other Parties with a written notice of such disclosure and use its commercially reasonable efforts to incorporate comments of the other Parties. The Members also agree that they shall not disclose, via public announcements, press releases, interviews, or otherwise, any financial statements or financial information, any business, financial, or operational plans, any financial or other analysis, or any summaries, strategies, pro formas, valuations, agreements, plans, or projections of or pertaining to the Company or the Business, or any other proprietary information of the Company (defined to include all information not previously publicly disclosed by the Company) to any other Person (including LSG), unless such Member first obtains the prior written consent of the other Members, which consent shall not unreasonably be withheld and except: (i) as may be required by Applicable Law; or (ii) as may be required in connection with a judicial proceeding; provided, however, the restriction contained in the above paragraph shall not prevent a Member from disclosing the terms of this Agreement and/or any financial statement or financial information to its attorneys, accountants, agents, representatives, advisors and bankers so long as the Member notifies such Person that the applicable information is subject to this confidentiality provision, and such Person agrees to comply with the terms of this Section 13.12.

(d)     Any documents provided by one Party to another Party pursuant to this Agreement shall be kept confidential and shall not be disclosed to any Person except: (i) as may be required by Applicable Law; (ii) as may be required in connection with a judicial proceeding; (iii) as may be required or permitted under Section 13.12(a) above; or (iv) with the consent of the Party that provided such documents to the other Party.

(e)     Each Party covenants and agrees that it will not make any disparaging remarks in public about the Company, any other Party, and/or any Affiliate of a Party.

13.13     Relationship of the Members; Independent Activities.

(a)     Except as expressly set forth in this Agreement:

(i)     MLS and its Affiliates, and any director, officer, shareholder, member, partner, or employee thereof, shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Company, and may engage in any activities for their own accounts and for the accounts of others without having or incurring any obligation to offer any interest in or funds from such activities to the Company or any SPV or LSG, and no other provision of this Agreement shall be deemed to prohibit a MLS or any such other Person from conducting such other business and activities without violating this Agreement; and

(ii)     the Parties expressly agree that in no way do they intend to create an exclusive arrangement pursuant to this Agreement whereby a Party is obligated to bring any business opportunities to the Company (unless otherwise provided herein), and neither the Company nor any of the Parties shall have any participation rights by virtue of this Agreement or any relationship created hereby in any business ventures of any other Party or any of its Affiliates, and as a material part of the consideration for the execution of this Agreement by each Party, each Party hereby waives, relinquishes, and renounces any such right or claim of participation.

13.14     Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be an original, but all such counterparts shall constitute one and the same agreement. The signatures to this Agreement may be evidenced by facsimile or PDF copies reflecting one or more Party’s signatures hereto, and any such facsimile or PDF copy shall be sufficient to evidence the signature of such Party or Parties if it were an original signature.

[Signature page to follow]

IN WITNESS WHEREOF, each of the Parties, intending to be legally bound, has executed this Agreement as of the day and year first above written.

LSG MLS JV HOLDINGS, INC.,

a corporation organized under the laws of the State of Delaware

By:     /s/ Ed Bednarcik

Name: Ed Bednarcik

Title: President

[Signature Page to Operating Agreement]

MLS CO., LTD.,

a company organized under the laws of the People’s Republic of China

By:     /s/ Qinghuan Sun

Name: Qinghuan Sun

Title: Chairman

[Signature Page to Operating Agreement]

LIGHTING SCIENCE GROUP CORPORATION,

a corporation organized under the laws of the State of Delaware

By:     /s/ Ed Bednarcik

Name: Ed Bednarcik

Title: Chief Executive Officer